Exhibit (a)(1)(N)

FORM OF REPLACEMENT OPTION AWARD NOTICE COMMUNICATION

TO: FROM:	[Eligible Participant] Kezban Terralavoro, Director, Human Resources
SUBJECT:	Replacement Stock Option Award Agreement

In connection with your participation in Turtle Beach’s Stock Option Exchange Offer Program, you have been awarded a replacement stock option grant on the terms set forth in the attached option award agreement and our 2013 Stock-Based Incentive Compensation Plan. Please return an executed copy of the signature page to the attached award agreement to me as soon as possible.